Exhibit 10.6

SAMBA TV, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved by the Board of Directors on October 22, 2021

Samba TV, Inc. (the “Company”) believes that providing cash and equity compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s forthcoming public company Equity Incentive Plan (the “Plan”) to be adopted in connection with the Company’s initial public offering, or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

Subject to Section 7 of this Policy, this Policy will be effective as of the Company’s initial public offering (such date, the “Effective Date”).

1.	CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $40,000. There are no per-meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.

Committee Annual Cash Retainer

Effective as of the Effective Date, each Outside Director who serves as the chair of the Board, the lead Outside Director, or the chair or a member of a committee of the Board listed below will be eligible to earn additional annual cash fees (paid quarterly in arrears on a prorated basis) as follows:

Chair of the Board or Lead Independent Director:	$15,000

Chair of Audit Committee:	$20,000

Member of Audit Committee:	$10,000

Chair of Compensation Committee:	$15,000

Member of Compensation Committee:	$7,500

Chair of Nominating Committee:	$10,000

Member of Nominating Committee:	$5,000

For clarity, each Outside Director who serves as the chair of a committee shall receive only the additional annual cash fee as the chair of the committee, and not the additional annual cash fee as a member of the committee.

2.	EQUITY COMPENSATION

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy.

With respect to an Outside Director who served prior to the Effective Date, there shall be no Awards granted under this Section 2 until the first Annual Meeting (as defined below) that occurs after the Outside Director’s pre-Effective Date equity awards are fully vested.

With respect to an Outside Director who commences services after the Effective Date, the first Award granted under this Section 2 will be the Annual Award (as defined below) that occurs on the first Annual Meeting following the Effective Date (the “First Annual Meeting”). No Pro-Rata Annual Award (as defined below) will be granted unless an Outside Director incurs a Start Date (as defined below) after the First Annual Meeting.

All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)    No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b)    Initial Award. Each Outside Director joining the Board after the Registration Date shall be automatically granted the following awards upon first joining the Board (such date, the “Start Date”):

(i)    Pro-Rated Annual Award. An Outside Director will only receive an Award under this Section 2(b)(i) (a “Pro-Rated Annual Award”) if the Start Date is not on the date of an Annual Meeting (as defined below). If the Outside Director’s Start Date is an Annual Meeting, then the Directors shall receive the Annual Award described in Section 2(c) and no Pro-Rated Annual Award. If an Outside Director is eligible for a Pro-Rated Annual Award, then the Outside Director shall be automatically granted on the Start Date an award of Restricted Stock Units with a Value of (x) $130,000 multiplied by (y) the fraction obtained by dividing (A) the number of full months during the period beginning on the Start Date and ending on the one-year anniversary of the date of the then-most recent Annual Meeting by (B) 12.    The Pro-Rated Annual Award will vest at the next following Annual Meeting, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

For the avoidance of doubt, if an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to or a Pro-Rated Annual Award under this Section 2(b). Notwithstanding anything to the contrary, no Pro-Rated Annual Award will be granted for any appointment on or prior to the Company’s first Annual Meeting.

(c)    Annual Award. On the date of each annual meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting”), each Outside Director will be automatically granted an award of restricted stock units (an “Annual Award”) covering a number of Shares having a Value (as defined below) of $130,000.

Subject to Section 3 of this Policy, each Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(d)    For purposes of Section 2, “Value” means the Fair Market Value of a Share based on the average of the closing prices for the 30-trading days ending the trading day prior to the date of grant, with the number of Shares of our Common Stock determined based on that Value, rounded down.

3.	CHANGE IN CONTROL

In the event of a Change in Control, each Outside Director’s outstanding Company equity awards will accelerate and vest.

4.	LIMITATIONS

Any cash compensation and Awards granted to an Outside Director shall be subject to the limits provided in Section 11 of the Plan.

5.	TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings will be reimbursed by the Company.

6.	ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

7.	SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

8.	STOCK OWNERSHIP GUIDELINES

Each Outside Director is expected to comply with the minimum equity ownership guidelines as set forth on Exhibit A.

9.	REVISIONS

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

Exhibit A

Stock Ownership Guidelines (the “Guidelines”)

Each Outside Director (a “Covered Person”) must comply with the following minimum ownership guidelines:

Minimum Ownership Level	Timing of Compliance
Equity Interests (as defined below) of at least 5 times the Annual Cash Retainer.	By the fifth anniversary of the later of (i) the Effective Date or (ii) the date such individual becomes an Outside Director, and thereafter at all times during which the individual remains an Outside Directors.

“Equity Interests” means Shares: (1) directly owned by a Covered Person or his or her immediate family members residing in the same household; (2) beneficially owned by a Covered Person, but held in trust, limited partnerships, or similar entities for the sole benefit of the Outside Directors or his or her immediate family members residing in the same household; (3) held in retirement or deferred compensation accounts for the benefit of a Covered Person or his or her immediate family members residing in the same household; and (4) held by affiliates of the Outside Director (e.g., investment funds that employ an Outside Director or the Outside Director is a partner of). For clarity, “Equity Interests” includes unvested or restricted Shares and unvested or unsettled Company equity awards (other than Company options) but excludes any Company options (whether vested or unvested) covering Shares.

Exceptions: The Compensation Committee may waive, at its discretion, these Guidelines for Directors joining the Board from government, academia, or similar professions. The Compensation Committee may also temporarily suspend, at its discretion, these Guidelines for one or more Outside Directors if compliance would create severe hardship or prevent such Outside Director from complying with a court order.

Amendments: The Board may amend these Guidelines from time to time.